EXHIBIT 3.1

_______________________________

AMENDED AND RESTATED
CERTIFICATE
OF
INCORPORATION
OF
MCI, INC.

_______________________________

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MCI, INC.

PREAMBLE

                       THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

                       1. The Name of the Corporation is MCI, Inc. (the “Corporation”).

                       2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 29, 2003.

                       3. On July 21, 2002, WorldCom, Inc. and certain of its affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 02-13533 (AJG)). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Modified Second Amended Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Code of WorldCom, Inc., et al. (the “Plan”), as confirmed on October 31, 2003 by order (the “Order”) of the Bankruptcy Court. Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the formation of the Corporation.

                       4. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

Name

                       The name of the Corporation is MCI, Inc.

ARTICLE II

Address

                       The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road Suite 400,

Wilmington, Delaware 19808 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Service Company.

ARTICLE III

Purpose

                       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

ARTICLE IV

Capitalization

SECTION 1. The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000,000,000, all of which shares shall be Common Stock having a par value of $0.01 (the “Common Stock”).

SECTION 2. Pursuant to Section 1123 of the Bankruptcy Code, notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

ARTICLE V

Supermajority Voting for Stock Splits

                       In addition to any other approval required by law, any action to effect a stock split or reverse stock split of the Common Stock within one year after April 20, 2004 (the “Effective Date”) shall require the approval of the holders of at least ninety-five percent (95%) of the shares of the Common Stock then outstanding.

ARTICLE VI

Board of Directors

SECTION 1. The Board shall be comprised of not less than eight nor more than twelve directors.

SECTION 2. The Board shall establish an Audit Committee of the Board (the “Audit Committee”), Compensation Committee of the Board (the “Compensation Committee”), Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), Risk Management Committee of the Board (the “Risk Management Committee” and together with the Audit Committee,

Compensation Committee and Nominating and Corporate Governance Committee, the “Standing Committees”) and such other committees as the Board deems necessary or appropriate from time to time in accordance with the Corporation’s By-laws.

SECTION 3. Each director other than the Chief Executive Officer of the Corporation (the “CEO”) and each member of the Standing Committees shall be an Independent Director. An “Independent Director” shall be a director that the Board in good faith affirmatively determines has no material relationship that would interfere with the exercise of objective judgment in carrying out the responsibilities of a director subject to any applicable listing rules of a national securities exchange or a national securities quotation system (any such rules, “Listing Rules”). A director may not be deemed to be an Independent Director:

(i) if the individual is currently or within the past five calendar years has been an employee of the Corporation or of any parent or subsidiary of the Corporation;

(ii) if the individual has been elected or appointed to the Board after the Effective Date and (a) currently receives, or within the past three calendar years has received, any form of direct or indirect compensation as an employee or as any outside consultant or other professional retained by the Corporation other than standard fees for Board service; or (b) currently serves or within the past three calendar years has served as an officer, director, partner or employee of any firm (including but not limited to a firm providing independent audit services, as well as other professional services firms) to which the Corporation or any subsidiary of the Corporation has made, or from which the Corporation or any subsidiary of the Corporation has received, payments that exceed the limit set forth in guidelines which the Nominating and Corporate Governance Committee shall adopt (the “Corporate Governance Guidelines”), excepting payments for the purchase of telecom or other services from the Corporation at rates negotiated at arms’ length, and so long as the individual played no role in negotiating such transaction;

(iii) if the individual serves as an officer of any company on whose board an officer of the Corporation or any subsidiary of the Corporation sits;

(iv) if the individual is an officer, director or employee of a non-profit organization that has received donations in excess of the dollar limit set forth in the Corporation’s Corporate Governance Guidelines during the current calendar year or any of the previous three calendar years;

(v) if within the past five calendar years the individual: (a) has served as an elected official and received political contributions from the Corporation or the CEO or the Chief Operating Officer of the Corporation or the Chief Financial Officer of the Corporation; (b) has served as a senior member of any regulatory body with authority over the Corporation or any subsidiary of the Corporation; (c) has had responsibility for any government contracting relationship with the Corporation or any subsidiary of the Corporation; or (d) has served as a governor or member of a political executive body or a legislative body or committee thereof with jurisdiction to enact laws governing the Corporation or subsidiary of the Corporation or their business operations

(vi) if the individual has had any personal commercial transactions with the CEO within the past ten calendar years, or serves or has served as an officer, employee, partner or owner of any organization that has been involved in any such personal commercial transactions with the CEO during the past five calendar years, except for routine retail or consumer transactions negotiated at arms’ length, or other relationships specifically approved by the Board;

(vii) if the individual has previously served as the CEO; or

(viii) if the individual is a spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law or anyone (other than a domestic employee) who shares the home of any individual listed in (i) through (vii) above.

SECTION 4. Directors shall satisfy the following qualification standards upon their election or appointment to the Board and continuously thereafter:

(i) all Independent Directors shall at all times satisfy the standards of independence as set forth in Section 3 of Article VI of this Amended and Restated Certificate of Incorporation;

(ii) no director shall have committed any violations of fiduciary duties to the Corporation or any subsidiary of the Corporation;

(iii) at least 75% of the directors shall each have a minimum of three years cumulative experience serving on the board of directors of a publicly traded company that possessed a minimum threshold of equity market capitalization, revenue or assets of $500 million at the time of such service. The Nominating and Corporate Governance Committee may waive this requirement if it determines that an individual has comparable experience with governance issues that will be valuable to the Corporation, such as through academic study or government service;

(iv) all directors shall be free of conflicts of interest, consistent with this Amended and Restated Certificate of Incorporation, the By-laws and any applicable Corporate Policy (as defined herein);

(v) the CEO shall not serve on any board of directors of any other for-profit corporation (either publicly traded or privately held) other than a direct or indirect majority-owned subsidiary of the Corporation, but may serve on the board of directors of any not-for-profit company, with the prior consent of the Nominating and Corporate Governance Committee;

(vi) no Independent Director shall serve on more than three boards of directors of publicly held companies, including the Board of the Corporation; provided, however, that any Independent Director who holds the position of chief executive officer or other senior corporate officer of a company other than the Corporation may not serve on the board of directors of more than two public companies, including that of such director's own employer and that of the Corporation. The Nominating and Corporate Governance Committee may permit a newly elected Independent Director a period of time (not to exceed one year from the date of his election to the Board of the Corporation) to satisfy this requirement.; and

(vii) all directors shall be in compliance with the Corporation’s mandatory director stock investment policy as set forth in an applicable Corporate Policy (as defined herein). Such director stock investment policy shall provide that directors be required to make purchases of common stock of the Corporation representing 25% of the annual cash compensation actually received by each such director for Board service.

SECTION 5. Directors shall satisfy one of the following skills, experiences or types of expertise, upon their election or appointment to the Board and continuously thereafter:

(i) financial or accounting expertise;

(ii) telecommunications or technology expertise;

(iii) senior management experience with a major company;

(iv) experience with federal or state government agencies or contracting practices;

(v) marketing or strategy and planning expertise;

(vi) training in ethics;

(vii) regulatory experience; or

(viii) any other skills or expertise that the Nominating and Corporate Governance Committee shall deem to be beneficial to the Corporation.

SECTION 6. Regular meetings of the Board shall be held not less than eight times per year in accordance with the Corporation’s By-laws, at such times and places as the Board shall from time to time by resolution determine. At least two regular meetings shall be held at locations where the Corporation has facilities other than the principal executive offices of the Corporation, and one such meeting shall constitute an annual strategic retreat designed to cover the major areas of the Corporation’s business. Once a year, the Board shall receive a “State of the Company” presentation from the CEO.

SECTION 7. Directors who are elected at an annual meeting of stockholders, and directors who are elected or appointed in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Election of directors need not be by written ballot.

SECTION 8. No Independent Director first elected or appointed to the Board after the Effective Date may stand for reelection as a director after the earlier to occur of:

(i) ten years of cumulative Board service; or

(ii) the age of 75.

SECTION 9. The CEO shall be renominated as a director annually, so long as he or she serves as CEO.

SECTION 10. Effective January 1, 2005, each calendar year, at least one Independent Director position shall become vacant, such that an individual who qualifies as an Independent Director, but has not served as a director of the Corporation or any of its subsidiaries or their predecessors for at least the immediately preceding five years, shall be elected or appointed. Unless there is an already existing or natural vacancy, one incumbent Independent Director shall not be renominated, through a process to be determined by the Nominating and Corporate Governance Committee and set forth in a Corporate Policy. For the purposes of this Amended and Restated Certificate of Incorporation, a “Corporate Policy” shall mean a policy or guideline adopted by the Board or any committee of the Board, including but not limited to the Corporation’s Corporate Governance Guidelines, code of conduct or ethics and stock trading policy. In determining which director shall not be renominated, the Nominating and Corporate Governance Committee shall in good faith conduct a peer review of director performance and follow such other procedures set forth in a Corporate Policy. The Nominating and Corporate Governance Committee shall review potential nominees for all vacancies (including in such vacancies directors standing for re-election at annual meetings), and provide an opportunity for holders of outstanding shares of Common Stock to submit nominees for such directorships through the Corporation’s site on the World Wide Web. The Nominating and Corporate Governance Committee shall also solicit nominations for such vacancies from the Corporation’s ten largest stockholders or such greater number as may be necessary to represent at least 15% of the outstanding shares of Common Stock (the “Stockholder Group”), pursuant to the procedure set forth in a Corporate Policy. In the absence of agreement between the Nominating and Corporate Governance Committee and the Stockholder Group on the nominees for such vacancies, the procedure for direct nomination by the Stockholder Group shall be as set forth in a Corporate Policy adopted by the Nominating and Governance Committee.

SECTION 11. The term of office of any director shall automatically terminate upon a good faith determination by the Board, meeting outside the presence of the director in question, that such director no longer meets the qualification standards, independence standards or other requirements or qualifications set forth in this Amended and Restated Certificate of Incorporation, the Corporation’s By-laws, applicable Committee Charters or Corporate Policy.

SECTION 12. Unless otherwise provided in this Amended and Restated Certificate of Incorporation, vacancies on the Board, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

SECTION 13. Subject to the stock purchase requirements set forth in sub-clause (vii) of Section 4 of this Article VI, director compensation for Board service shall be paid exclusively in cash. Independent Directors shall be prohibited from participating in any equity-based compensation program of the Corporation.

SECTION 14. Upon joining the Board, every director shall be required to complete an introductory training course and thereafter an annual continuing education course, as provided or approved by the Nominating and Corporate Governance Committee. Annual continuing education courses shall address topics such as accounting, disclosure, governance, compensation and/or industry developments, as determined by the Nominating and Corporate Governance Committee.

ARTICLE VII

Chairman of the Board of Directors

(i) The Board shall elect one of its members as chairman (the “Board Chairman”).

ARTICLE VIII

Executive Compensation

SECTION 1. No employee of the Corporation or any of its subsidiaries shall receive severance payments aggregating more than $5 million, or in the case of the CEO $10 million, without the approval of the holders of a majority of the outstanding shares of Common Stock. If an employee is terminated by the Corporation or any of its subsidiaries as a result of a determination by the Board that such employee’s performance has been unsatisfactory, then such employee shall not receive severance payments aggregating more than 50% of the severance payments that would have been payable to such employee if such employee had been terminated for any other reason. These limitations may not be adjusted more often than once every five years upon approval of the holders of a majority of the outstanding shares of Common Stock. “Severance payments” shall mean any payment or other consideration received in respect of a termination of employment, but excluding any payment or other consideration that had been earned or otherwise accrued by the employee prior to termination.

SECTION 2. No employee of the Corporation or any of its subsidiaries shall receive more than $15 million in compensation in any one year without the approval of the holders of a majority of the outstanding shares of Common Stock. This limitation may not be adjusted more often than once every five years upon approval of the holders of a majority of the outstanding shares of Common Stock. For the purposes of this provision, the $15 million annual limitation shall include, for any employee, all compensation required to be included in the Corporation’s annual proxy statement filed with the SEC in respect of such employee, valued at the date of grant (if non-cash compensation).

SECTION 3. The Corporation shall not grant stock options to any employee of the Corporation or any of its subsidiaries prior to the fifth anniversary of the Effective Date, and thereafter only pursuant to a stock option plan that has been approved by the holders of a majority of the outstanding shares of Common Stock.

SECTION 4. Any stock options granted in compliance herewith and all other forms of equity-based compensation paid by the Corporation or any of its subsidiaries shall be expensed on the Corporation’s profit and loss statement, unless expressly prohibited under generally accepted accounting principles then applied in the United States.

ARTICLE IX

Audit Committee

SECTION 1. The Audit Committee shall consist of three or more Independent Directors, who shall also satisfy the audit committee requirements of any applicable SEC or Listing Rules.

SECTION 2. The Audit Committee shall oversee the conduct and integrity of the Corporation’s financial reporting process and perform the duties and responsibilities set forth in the Audit Committee Charter.

ARTICLE X

Compensation Committee

                       The Compensation Committee shall oversee the compensation of the Corporation’s executive officers and directors and perform the duties and responsibilities set forth in the Compensation Committee Charter.

ARTICLE XI

Nominating and Corporate Governance Committee

SECTION 1. The Nominating and Corporate Governance Committee shall oversee director nomination and corporate governance processes and perform the following duties and responsibilities (as set forth in greater detail in the Nominating and Corporate Governance Committee Charter):

(i) identifying, screening and reviewing individuals qualified to serve as directors (including the Chairman of the Board) and recommending to the Board candidates to fill vacancies on the Board;

(ii) recommending to the Board candidates to serve as members and chairmen of committees of the Board;

(iii) recommending to the Board the responsibilities of various board committees and recommending to stockholders any changes in responsibilities of Board committees that would require stockholder approval; and

(iv) reviewing, approving and recommending to stockholders as appropriate proposed amendments to this Amended and Restated Certificate of Incorporation and reviewing and approving as appropriate proposed amendments to the Corporation’s By-laws and Corporate Policies.

ARTICLE XII

Risk Management Committee

SECTION 1. The Risk Management Committee shall oversee the Corporation’s management of risk and disclosure relating thereto and have the following duties and responsibilities (as set forth in greater detail in the Risk Management Committee Charter):

(i) identifying, assessing and providing oversight of the management of major risks involved in the Corporation’s business operations;

(ii) reviewing the quality of the Corporation’s actions to mitigate and manage risks; and

(iii) reviewing the Corporation’s risk disclosures in all of the

Corporation’s public disclosure documents such as the Company’s Form 10-K Annual Report filed with the Securities and Exchange Commission.

ARTICLE XIII

Personal Use of Corporate Aircraft and Other Corporate Assets

                       Personal use of the Corporation’s aircraft and other corporate assets is prohibited, as set forth in a Corporate Policy.

ARTICLE XIV

Prohibition on Profit Making Activities by Chief Financial Officer

                       The Chief Financial Officer of the Corporation shall be prohibited from involvement in profit making activities outside of the Corporation, as set forth in a Corporate Policy.

ARTICLE XV

Auditor Rotation

                       The Corporation shall change its Independent Auditor not less often than once every ten years. The Audit Committee shall solicit audit proposals from independent registered public accounting firms not less often than once every five years.

ARTICLE XVI

By-laws

                       In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board, but any by-laws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon.

ARTICLE XVII

Liability of Directors for Breach of Fiduciary Duty

                       A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that the DGCL would prevent the Corporation from indemnifying such director for: (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto; or (iv) any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article XVII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article XVII shall eliminate or reduce the effect of this Article XVII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XVII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XVIII

Indemnification

SECTION 1. The Corporation shall indemnify any director of the Corporation, and shall have the power to indemnify any officer or employee of the Corporation who is not a director, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

SECTION 2. To the extent that an officer or employee of the Corporation who is not a director has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article XVIII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

SECTION 3. Expenses incurred by an officer, director or employee in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of a director of the Corporation) and may (in the case of an officer or employee of the Corporation who is not a director of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, director or employee to repay such amount if it shall ultimately be determined that such officer, director or employee is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article XVIII, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

SECTION 4. The indemnification permitted by this Article XVIII shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 5. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article XVIII or otherwise.

ARTICLE XIX

Amendments

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIX; provided, however, that neither amendment nor repeal of Article XVII or Article XVIII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with Article XVII or Article XVIII shall eliminate or reduce the effect of Article XVII or Article XVIII in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                       IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this ___ day of _________________, 2004.

MCI, INC.

By:

Jennifer McGarey
Secretary